MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Firstar Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2000, and from July 28, 2000 through October 31, 2000.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2000, and from July 28, 2000 through October 31, 2000, with respect to securities reflected in the investment account of the Company, except that for several securities the books of the Company did not agree to the Custodian records. These exceptions were the result of the untimely recording of security transactions in the Custodian records. In each case the books of the Company were determined to be proper and the Custodian records have been subsequently corrected.

FIRSTAR FUNDS, INC.

By:        /s/ Laura Rauman
           -----------------------------
           Name of Company Official

           Vice President
           -----------------------------
           Title

           12/21/00
           -----------------------------
           Date

By:        /s/ Joe Neuberger
           -----------------------------
           Name of Company Official

           Assistant Treasurer
           -----------------------------
           Title

           12/20/00
           -----------------------------
           Date